                        CONTRIBUTION AND LEASEBACK AGREEMENT

                           dated as of December 5, 1997

                                   by and between

                           Mystic Creek Golf Club, L.P.,
                                   as Transferor,

                                        and

            GOLF TRUST OF AMERICA, L.P., a Delaware Limited Partnership




                              Mystic Creek Golf Course
                         Milford (Camp Dearborn), Michigan

                                  TABLE OF CONTENTS


                                                                            PAGE

                                      ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION . . . . . . . . . . . . . . . . . . . . .   2
     1.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.2    Rules of Construction. . . . . . . . . . . . . . . . . . . . . .   8

                                      ARTICLE 2

PURCHASE AND CONTRIBUTION; PAYMENT OF PURCHASE PRICE . . . . . . . . . . . .   8
     2.1    Purchase and Contribution. . . . . . . . . . . . . . . . . . . .   8
     2.2    Due Diligence Period . . . . . . . . . . . . . . . . . . . . . .   8
     2.3    Payment of Base Purchase Price . . . . . . . . . . . . . . . . .  11

                                      ARTICLE 3

TRANSFEROR'S REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . . . .  12
     3.1    Organization and Power . . . . . . . . . . . . . . . . . . . . .  13
     3.2    Authorization and Execution. . . . . . . . . . . . . . . . . . .  13
     3.3    Noncontravention . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.4    No Special Taxes . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.5    Compliance with Existing Laws. . . . . . . . . . . . . . . . . .  14
     3.6    Real Property. . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.7    Personal Property. . . . . . . . . . . . . . . . . . . . . . . .  14
     3.8    Operating Agreements . . . . . . . . . . . . . . . . . . . . . .  15
     3.9    Warranties and Guaranties. . . . . . . . . . . . . . . . . . . .  15
     3.10   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.11   Condemnation Proceedings; Roadways . . . . . . . . . . . . . . .  15
     3.12   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.13   Labor Disputes and Agreements. . . . . . . . . . . . . . . . . .  16
     3.14   Financial Information. . . . . . . . . . . . . . . . . . . . . .  16
     3.15   Organizational Documents . . . . . . . . . . . . . . . . . . . .  16
     3.16   Operation of Property. . . . . . . . . . . . . . . . . . . . . .  16
     3.17   Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.18   Land Use . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.19   Public Offering; Preparation of S-11 . . . . . . . . . . . . . .  18
     3.20   Hazardous Substances . . . . . . . . . . . . . . . . . . . . . .  18
     3.21   Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.22   Curb Cuts. . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.23   Leased Property. . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.24   Sufficiency of Certain Items . . . . . . . . . . . . . . . . . .  19

                                     i

     3.25   Accredited Investor. . . . . . . . . . . . . . . . . . . . . . .  19

                                      ARTICLE 4

TRANSFEREE'S REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . . . .  19
     4.1    Organization and Power . . . . . . . . . . . . . . . . . . . . .  20
     4.2    Noncontravention . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.3    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.4    Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.5    Authorization and Execution. . . . . . . . . . . . . . . . . . .  20
     4.6    Trade Name . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.7    Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.8    No Material Misrepresentations . . . . . . . . . . . . . . . . .  21
     4.9    Partnership Units Issued . . . . . . . . . . . . . . . . . . . .  21
     4.10   Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                      ARTICLE 5

CONDITIONS AND ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . .  21
     5.1    As to Transferee's Obligations . . . . . . . . . . . . . . . . .  21
     5.2    As to Transferor's Obligations . . . . . . . . . . . . . . . . .  23
     5.3    Mutual Conditions Precedent. . . . . . . . . . . . . . . . . . .  24

                                      ARTICLE 6
CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.1    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.2    Transferor's Deliveries. . . . . . . . . . . . . . . . . . . . .  25
     6.3    Transferee's Deliveries. . . . . . . . . . . . . . . . . . . . .  27
     6.4    Mutual Deliveries. . . . . . . . . . . . . . . . . . . . . . . .  27
     6.5    Closing Costs. . . . . . . . . . . . . . . . . . . . . . . . . .  27
     6.6    Income and Expense Allocations . . . . . . . . . . . . . . . . .  28
     6.7    Sales Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.8    Post-Closing Adjustments . . . . . . . . . . . . . . . . . . . .  29

                                      ARTICLE 7
GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     7.1    Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     7.2    Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     7.3    Real Estate Broker . . . . . . . . . . . . . . . . . . . . . . .  30
     7.4    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . .  30

                                     ii

                                      ARTICLE 8

LIABILITY OF TRANSFEREE; INDEMNIFICATION BY TRANSFEROR
TERMINATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     8.1    Liability of Transferee. . . . . . . . . . . . . . . . . . . . .  31
     8.2    Mutual Indemnification . . . . . . . . . . . . . . . . . . . . .  31
     8.3    Termination by Transferee. . . . . . . . . . . . . . . . . . . .  31
     8.4    Termination by Transferor. . . . . . . . . . . . . . . . . . . .  31
     8.5    Costs and Attorneys' Fees. . . . . . . . . . . . . . . . . . . .  32

                                      ARTICLE 9

MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.1    Completeness; Modification . . . . . . . . . . . . . . . . . . .  32
     9.2    Assignments. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.3    Successors and Assigns . . . . . . . . . . . . . . . . . . . . .  32
     9.4    Days . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.5    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.6    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.7    Severability . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     9.8    Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     9.9    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     9.10   Incorporation by Reference . . . . . . . . . . . . . . . . . . .  33
     9.11   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     9.12   Further Assurances . . . . . . . . . . . . . . . . . . . . . . .  33
     9.13   No Partnership . . . . . . . . . . . . . . . . . . . . . . . . .  33
     9.14   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . .  34

                                      ARTICLE 10

ESCROW DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     10.1   Deposit. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34


EXHIBITS

Exhibit A-Legal Description of the Land
Exhibit B-Description of Improvements
Exhibit C-Tangible Personal Property
Exhibit D-Intangible Personal Property
Exhibit E-Golf Course Lease
Exhibit F-Bill of Sale - Personal Property
Exhibit G-Deed
Exhibit H-FIRPTA Affidavit of Transferor
Exhibit I-Contracts and Operating Agreements
Exhibit J-Partnership Agreement
Exhibit K-Calculation of Purchase Price

Exhibit L-Due Diligence List
Exhibit M-Schedule of Mortgages
Exhibit N-Accredited Investor Questionnaire
Exhibit O-Transferor's Certificate
Exhibit P-Warranty Disclosure Schedule
Exhibit Q-Partnership Units Issued

                         CONTRIBUTION AND LEASEBACK AGREEMENT
                                    SUMMARY SHEET

Transferee:         GOLF TRUST OF AMERICA, L.P., a Delaware Limited Partnership

Transferor:         Mystic Creek Golf Club, L.P.,
                    a Michigan Limited Partnership
Date of
Agreement:          December 5, 1997

Golf Course:        Mystic Creek Golf Course
(address):          One Champions Circle
                    Milford, Michigan  48380

Trade Name:         Mystic Creek Golf Club

Notice Address
of Transferor:      Eric A. Gold
                    Mystic Creek Golf Club, L.P.
                    32605 West 12 Mile Road, Suite 350
                    Farmington Hills, Michigan 48334

with a copy to:     Mystic Creek Golf Club, L.P.
                    One Champions Circle
                    Milford, Michigan  48380
                    Attention: James Dewling

with a copy to:     Steven B. Haffner
                    Steven B. Haffner & Associates
                    Suite 310
                    30300 Northwestern Highway
                    Farmington Hills, Michigan  48334

Notice Address
of Transferee:      Scott D. Peters
                    James Hoppenrath
                    Golf Trust of America, Inc.
                    14 N. Adger's Wharf
                    Charleston, South Carolina 29401

with a copy to:     Stephen A. Cowan
                    Richard J. Rabbitt
                    O'Melveny & Myers LLP
                    275 Battery Street, Suite 2600
                    San Francisco, California 94111-3305

                         CONTRIBUTION AND LEASEBACK AGREEMENT

          THIS CONTRIBUTION AND LEASEBACK AGREEMENT (this "Agreement") is entered into by and between Transferee and Transferor as of this 5th day of December, 1997.

                                      RECITALS:

          A. Transferor is the owner of the leasehold interest under the Ground Lease, relating to that certain Golf Course and related improvements located on the real property more particularly described in EXHIBIT A attached hereto (the "Land").

          B. Subject to the terms of this Agreement, Transferor hereby agrees to contribute, assign and convey to Transferee, and Transferee hereby agrees to acquire from Transferor, all of Transferor's right, title and leasehold interest in and to the following:

          1. The Land, together with the golf course, driving range, putting greens, clubhouse facilities, snack bar, restaurant, pro shop, buildings, structures, parking lots, improvements, fixtures and other items of real estate located on the Land (the "Improvements"), as more particularly described in EXHIBIT B attached hereto.

          2. All rights, privileges, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all of Transferor's right, title and interest, if any, in and to all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements, including, without limitation, concession agreements for spas and the like (the Land, the Improvements and all such easements and appurtenances are sometimes collectively hereinafter referred to as the "Real Property").

          3. All items of tangible personal property and fixtures (if any) owned or leased by Transferor and located on or used in connection with the Real Property, including, but not limited to, machinery, equipment, furniture, furnishings, movable walls or partitions, phone systems and other control systems, restaurant equipment, computers or trade fixtures, golf course operation and maintenance equipment, including mowers, tractors, aerators, sprinklers, sprinkler and irrigation facilities and equipment, valves or rotors, driving range equipment, athletic training equipment, office equipment or machines, other decorations, and equipment or machinery of every kind or nature located on or used in connection with the operation of the Real Property whether on or off-site, including all warranties and guaranties associated therewith (the "Tangible Personal Property"), excluding all golf carts, whether owned or leased, which shall be retained by Transferor. Without limitation of the foregoing, a schedule of the Tangible

     Personal Property is attached to this Agreement as EXHIBIT C, indicating whether such Tangible Personal Property is owned or leased. The schedule of Tangible Personal Property shall also indicate those items of personal property, such as art and antiques, which is excluded from the personal property being conveyed hereby.

          4. All intangible personal property owned or possessed by Transferor and used in connection with the ownership, operation, leasing or maintenance of the Real Property or the Tangible Personal Property, all goodwill attributed to the Property, and any and all trademarks and copyrights, guarantees, Authorizations (as hereinafter defined), general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the Property, all licenses, permits and approvals with respect to the construction, ownership, operation or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Real Property by reason of a change of grade or location of or access to any street or highway, excluding (a) any of the aforesaid rights that Transferee elects not to acquire and (b) the Current Assets, as hereinafter defined (collectively, the "Intangible Personal Property"). Without limitation of the foregoing, a schedule of the Intangible Personal Property is attached to this Agreement as EXHIBIT D. The Intangible Personal Property shall not include the right to use the Trade Name, which shall be retained by Transferor and transferred to the lessee of the Golf Course (and further provided in no event shall Transferee have the right to use such trade name in connection with any other property owned by Transferee or any Affiliate (hereinafter defined) of Transferee). (The Real Property, Tangible Personal Property and Intangible Personal Property are sometimes collectively referred to as the "Property".)

          C. Upon the acquisition by the Transferee of the Property, the Transferee will lease the Property to Transferor pursuant to a lease (the "Golf Course Lease"), substantially in the form attached hereto as EXHIBIT E.

          NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed:

                                   ARTICLE 1
                       DEFINITIONS; RULES OF CONSTRUCTION

     1.1 DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings set forth on the Summary Sheet. The following terms shall have the indicated meanings:

            "ACT OF BANKRUPTCY" shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any new bankruptcy statute, (e) be adjudicated bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any new bankruptcy statute, or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

            "AFFILIATE" shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

            "ASSIGNMENT OF LEASE" shall mean an assignment of lease, substantially in the form of EXHIBIT G attached hereto, in form and substance satisfactory to Transferee, conveying the leasehold interest of Transferor to the Real Property, with such grant or warranty covenants of title from Transferor to Transferee as are customary in the state in which the Property is located, subject only to Permitted Title Exceptions. If there is any difference between the description of the Land, as shown on EXHIBIT A attached hereto and the description of the Land as shown on the Survey, the description of the Land to be contained in the Assignment of Lease and the description of the Land set forth in the Owner's Leasehold Title Policy, as defined herein, shall conform to the description shown on the Survey.

            "AUTHORIZATIONS" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof as a golf course with the existing uses and operations, including clubhouse, bar and related facilities, as applicable.

            "BASE PURCHASE PRICE" shall mean Ten Million Dollars
($10,000,000.00).

            "BILL OF SALE - PERSONAL PROPERTY" shall mean a bill of sale conveying title to the Tangible Personal Property and Intangible Personal Property from Transferor to Transferee, substantially in the form of EXHIBIT F attached hereto.

            "CASH WITHHOLD AMOUNTS" means the First Cash Withhold Amount and the Second Cash Withhold Amount.

            "CLOSING" shall mean the time the Assignment of Lease and each of the deliveries to be made by Transferor (as provided in Section 6.2) and Transferee (as provided in Section 6.3) are made and each of the Closing conditions of Transferee and Transferor in Sections 5.1 and 5.2, respectively, have been satisfied or waived.

            "CLOSING DATE" shall mean the date on which the Closing occurs.

            "CLOSING STATEMENTS" shall have the meaning set forth in Section 6.4(a).

            "CONTINGENT PURCHASE PRICE" shall mean the amount as calculated by the procedure set forth in Exhibit K attached hereto.

            "CURRENT ASSETS" shall mean cash, accounts receivable, Inventory and Restaurant Supplies (each as hereinafter defined) held by Transferor prior to the Closing Date.

            "DISCLOSURE SCHEDULE" shall have the meaning set forth in Section 2.2(e).

            "DUE DILIGENCE PERIOD" shall mean the period commencing at 9:00 a.m., California time, on the date hereof, and continuing through 5:00 p.m., California time, on the date that is the later of: (a) the receipt of the consent of the City of Dearborn to the Assignment of Lease, this Agreement, and the Lease, in form and content satisfactory to Transferee in its reasonable discretion (b) twenty (20) days after the receipt of the last of (i) all environmental reports, (ii) the Survey, and (iii) the Preliminary Title Report, or (c) three (3) days after receipt by Transferee of all limited partner approvals referred by Section 5.3(b), in form satisfactory to Transferee.

            "EMPLOYMENT AGREEMENTS" shall mean all employment agreements, written or oral, between Transferor or its managing agent and the persons employed with respect to the Property in effect as of the date hereof.

            "ENVIRONMENTAL CLAIM" shall mean any administrative, regulatory or judicial action, suit, demand, letter, claim, lien, notice of non-compliance or violation, investigation or proceeding relating in any way to any Environmental Laws or any permit issued under any Environmental Law including, without limitation, (i) by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws, and (ii) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

            "ENVIRONMENTAL LAWS" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.
Section 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Superfund Amendments and reauthorization Act of 1986, Pub. L. 99-499 and 99-563; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 201, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; and all federal, state and local environmental health and safety statutes, ordinance, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Substances.

            "ESCROW AGENT" shall mean the Title Company.

            "FIRPTA CERTIFICATE" shall mean the affidavit of Transferor under
Section 1445 of the Internal Revenue Code certifying that Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), substantially in the form of EXHIBIT H attached hereto.

            "FIRST CASH WITHHOLD AMOUNT" means the sum of Five Hundred Thousand Dollars ($500,000.00).

            "GOLF CLUB" shall mean any organization, club or group whereby memberships are offered by Transferor for purchase in connection with golfing privileges at the Property.

            "GOLF COURSE LEASE" shall have the meaning set forth in Recital C.

            "GOVERNMENTAL BODY" shall mean any federal state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

            "GROUND LEASE" means that certain Golf Course Concession and Lease Agreement dated July 1, 1994, between the City of Dearborn, a Michigan Corporation, and Transferor.

            "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, gas or particulate matter which is regulated by any local, state of federal governmental authority, including but not limited to any material or substance which is (i) defined as a "hazardous waste", "hazardous material", or "restricted hazardous waste" or words of similar import under any provision of any Environmental Law; (ii) petroleum or petroleum products; (iii) asbestos; (iv) polychlorinated biphenyl; (v) radioactive material; (vi) radon gas; (vii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et seq. (42 U.S.C. Section 1317); (viii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903); or (ix) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601).

            "IMPROVEMENTS" shall have the meaning set forth in Recital B(1).

            "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in Recital B(4).

            "INVENTORY" shall mean the merchandise located in any pro shop or similar facility and held for sale in the ordinary course of Transferor's business.

            "LAND" shall have the meaning set forth in Recital A.

            "MORTGAGE INDEBTEDNESS" shall have the meaning set forth in Section 2.2(d).

            "OPERATING AGREEMENTS" shall mean any management agreements, maintenance or repair contracts, service contracts, supply contracts and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property in force and effect as of the date hereof, as more particularly set forth on EXHIBIT I attached hereto.

            "OWNER'S SHARES" shall mean limited partnership interests in the Partnership.

            "OWNER'S TITLE POLICY" shall mean a 1970 Form B American Land Title Association extended coverage owner's policy of title insurance issued to Transferee by the Title Company, with a policy amount of no less than eight million five hundred thousand dollars ($8,500,000) pursuant to which the Title Company insures Transferee's ownership of a ground lessee's interest to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions and shall include those title endorsements required by Transferee. The Owner's Title Policy shall insure Transferee in the amount designated by Transferee and shall be acceptable in form and substance to Transferee.

            "PARTNERSHIP AGREEMENT" shall mean that certain amended and restated limited partnership agreement relating to Transferee, which shall be substantially in the form attached hereto as EXHIBIT J.

            "PERMITTED TITLE EXCEPTIONS" shall mean those exceptions to title to the Real Property that are satisfactory to Transferee as determined under this Agreement, and as evidenced by a pro forma title report.

            "PERSON" means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trusts companies, land trusts, business trusts, Indian tribes or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

            "PRELIMINARY TITLE REPORT" shall have the meaning set forth in
Section 2.2(d).

            "PROPERTY" shall have the meaning set forth in Recital B(4).

            "PURCHASE PRICE" shall mean the sum of the Base Purchase Price and the Contingent Purchase Price.

            "REAL PROPERTY" shall have the meaning set forth in Recital B(2).

            "REGISTERED OFFERING" shall have the same meaning set forth in
Section 3.19.

            "RESTAURANT SUPPLIES" shall mean the consumable goods, supplies (including beverages) and all silverware, glassware, napkins, tablecloths, paper goods and related goods necessary to efficiently operate the restaurant, bar, lounge or snack shop located upon or within the Improvements.

            "SECOND CASH WITHHOLD AMOUNT" means $500,000.00 plus the absolute value of the difference between the Net Operating Income for 1997 and $1,000,000.

            "SEC" shall mean the United States Securities and Exchange
Commission.

            "SECURITIES" shall have the meaning set forth in Section 7.4.

            "STATE" shall mean the state or commonwealth in which the Property is located.

            "SUMMARY SHEET" shall mean the summary page attached to this Agreement and incorporated herein by reference.

            "SURVEY" shall mean the survey prepared pursuant to Section 2.2(c).

            "TANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in Recital B(3).

            "TITLE COMPANY" shall mean a title insurance company selected by Transferee and authorized to conduct a title insurance business in the State.

            "TITLE OBJECTIONS" shall have the meaning set forth in Section
2.2(d).

            "TRANSFEROR'S ORGANIZATIONAL DOCUMENTS" shall mean the current organizational documents of Transferor.

            "UTILITIES" shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property.

            "WARN ACT" shall mean the Worker Adjustment Retraining and Notification Act, as amended.

     1.2 RULES OF CONSTRUCTION. The following rules shall apply to the construction and interpretation of this Agreement:

            (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

            (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

            (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

            (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

                                      ARTICLE 2
                 PURCHASE AND CONTRIBUTION; PAYMENT OF PURCHASE PRICE

     2.1 PURCHASE AND CONTRIBUTION. Transferor agrees to contribute and Transferee agrees to acquire the Property for the Purchase Price.

     2.2    DUE DILIGENCE PERIOD.

            (a) Transferee shall have the right, during the Due Diligence Period, and thereafter if Transferee notifies Transferor that Transferee has elected to proceed to Closing in the manner described below, to enter upon the Real Property and to perform, at Transferor's expense, such surveying, engineering, and environmental studies and investigations as Transferee may deem appropriate. If such tests, studies and investigations warrant, in Transferee's sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by Transferee, then Transferee may elect to proceed to Closing and shall so notify Transferor and the Escrow Agent, in writing, prior to the expiration of the Due Diligence Period. If for any reason Transferee does not so notify Transferor and Escrow Agent of its determination to proceed to Closing prior to the expiration of the Due Diligence Period, or if Transferee notifies Transferor and Escrow Agent, in writing, prior to the expiration of the Due Diligence Period that it has determined not to proceed to Closing, this Agreement automatically shall terminate and Transferee and Escrow Agent shall be released from any further liability or obligation under this Agreement and, if requested by Transferor, Transferee will deliver such reports and materials to Transferor.

            (b) During the Due Diligence Period, Transferor shall make available to Transferee, its agents, auditors, engineers, attorneys and other designees, for inspection and/or copying, copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and reviews, books, records, tax returns, bank statements, financial statements, fee schedules and any and all other material or information relating to the Property which are in, or come into, Transferor's possession or control, or which Transferor may attain. Such information is more particularly described in EXHIBIT L attached hereto, as the same may be amended or supplemented by Transferor from time to time.

            (c) Within ten (10) days from the date hereof, if requested by Transferee, Transferor shall deliver to Transferee an ALTA/ACSM survey or a boundary survey, as reasonably required by Transferee, of the Land and the Improvements, prepared by a surveyor licensed to practice as such in the State, bearing a date not earlier than sixty (60) days from the date of its delivery and certified to both Transferee, Transferor and the Title Company (and any lender or other party designated by Transferee), showing the legal description of the Land, all dimensions thereof, and showing the location of Improvements on the Land and the setbacks thereof from the property line, as well as the setbacks required by applicable zoning laws or regulations (the "Survey"). The Survey shall locate all easements which serve and affect the Land. The Survey shall reflect that no buildings or improvements located on any other property encroach upon the Land and that the Improvements located upon the Land do not encroach upon any other property. The surveyor preparing the Survey shall certify that (i) the Survey is an accurate Survey of the Land and the Improvements, (ii) that the Survey was made under the surveyor's supervision, (iii) that the Survey meets (a) the requirements of the Title Company for the issuance of the Owner's Title Policy free of any general survey exception, and (b) the minimum technical standards for land boundary surveys with improvements, set forth by applicable statutes or applicable professional organizations, and (iv) all buildings and other structures and their relation to the property lines are shown and that there are no encroachments, overlaps, boundary line disputes, easements, or claims of easements visible on the ground, other than those shown on the Survey. If Transferee has any objection to Survey matters, the same shall be treated for all purposes as Title Objections within the provisions of this Agreement.

            (d) Transferor agrees to provide to Transferee, within five (5) business days following the date of this Agreement, a copy of any existing title insurance policies which Transferor may have in its possession or control covering the Real Property, together with legible copies of all exception documents referred to therein. During the Due Diligence Period, Transferor, at its expense, shall cause an examination of title to the Property to be made and a preliminary title report to be issued (the "Preliminary Title Report"), and, prior to the expiration of the Due Diligence Period, shall notify Transferor of any defects in title shown by such examination that Transferee is unwilling to accept by delivering a pro forma copy of the Preliminary Title Report that reflects such unacceptable defects in title, which shall be designated as the Title Objections.
     Within ten (10) days after such notification, Transferor shall notify Transferee whether Transferor is willing to cure such defects. If Transferor is willing to cure such defects, Transferor shall act promptly and diligently to cure such defects at its expense. If any of such defects consist of mortgages, deeds of trust, construction or mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, then, to that extent, and notwithstanding the foregoing, Transferor shall be obligated to pay and discharge such defects at Closing, except for the mortgages scheduled and set forth in EXHIBIT M attached hereto (the "Mortgage Indebtedness") which Transferee shall take subject to as provided in Section 2.3(a). For such purposes, Transferor may use all or a portion of the cash to close. If Transferor is unable to cure such defects by Closing, after having attempted to do so diligently and in good faith, Transferee shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price, or (2) to terminate this Agreement. Transferor shall not, after the date of this Agreement, subject the Property to any liens, encumbrances, leases, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without Transferee's prior written consent. All title matters revealed by Transferee's title examination and not objected to by Transferee as provided above shall be deemed Permitted Title Exceptions.
     If Transferee shall fail to examine title and notify Transferor of any such Title Objections by the end of the Due Diligence Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions. Notwithstanding the foregoing, Transferee shall not be required to take title to the Property subject to any matters which may arise subsequent to the effective date of its examination of title to the Property made during the Due Diligence Period.

            (e) Transferor shall deliver to Transferee within fourteen (14) days after the date of the execution of this Agreement by Transferor and Transferee a disclosure schedule that accurately and completely identifies and describes (a) all Employment Agreements (including name of employee, social security number, wage or salary, accrued vacation benefits, other fringe benefits, etc.), and (b) an updated Golf Club membership list, setting forth the names of the members of the Golf Club, the length of their membership, the payment obligations of the members and a summary of the terms of the memberships (the "Disclosure Schedule").

            (f) Transferor shall deliver to Transferee within thirty (30) days after the date of execution of this Agreement by Transferor and Transferee current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of the State respecting Transferor, together with searches for pending litigation, tax liens and bankruptcy filings in all appropriate jurisdictions.

            (g) Transferee agrees to maintain the confidentiality of all the foregoing Due Diligence materials which have been provided by Transferor, except to the extent to which such information is public information and/or may be available to Transferee through other sources. Transferee agrees, prior to the Closing, to only use such materials in connection with its evaluation of the Property for purposes of the transfer, provided, however, that, after the Closing, Transferee may use such information for any purposes whatsoever. If the transaction does not close due to the default of Transferee or if Transferee should determine not to proceed with the transaction, Transferee shall return to Transferor all Due Diligence materials which have been provided by Transferor.

            (h) Without limitation of the foregoing, the satisfactory resolution, as determined by Transferee in its sole and absolute discretion, of all of the exceptions set forth on the Warranty Disclosure Schedule attached hereto as Exhibit P, and the matters referenced therein, shall be an express condition precedent to Transferee's approval of the Property, any of which may only be waived by Transferee pursuant to an express written waiver. The Due Diligence Period shall be extended if additional time is required in connection with Transferee's determination as to the satisfactory resolution of such exceptions. If any of such exceptions are not resolved in a satisfactory manner, Transferee shall have the right to terminate this Agreement and receive the full amount of the Deposit. Notwithstanding the foregoing, Transferee shall have the right to waive any of such exceptions as conditions to the expiration of the Due Diligence Period, but such exceptions shall remain as conditions to Closing unless expressly waived as such by Transferee.

     2.3 PAYMENT OF BASE PURCHASE PRICE. The Base Purchase Price shall be paid to Transferor in the following manner:

            (a) Transferee shall (i) apply the Base Purchase Price against the Mortgage Indebtedness in an amount equal to a sum necessary to pay off in full the Mortgage Indebtedness, including any prepayment premium, and to obtain a release of such deeds of trust or mortgages evidencing the Mortgage Indebtedness as of the Closing Date, as evidenced by a payoff letter from the beneficiary of each such deed of trust or mortgage in form and substance satisfactory to Transferee and the Title Company.

            (b) Transferee shall then pay, from the Base Purchase Price, amounts necessary to pay for certain tax liabilities of Transferor and the cost incurred by Transferor in connection with the preparation of certain audits of financial statements, due diligence costs and closing costs, and to permit the liquidation of certain third party interests in Transferor, as set forth in the schedule to be prepared by Transferor and delivered to Transferee prior to the expiration of the due diligence period, which schedule shall be subject to Transferee's review and approval, which approval shall not be unreasonably withheld.

            (c) Transferee shall then withhold the Cash Withheld Amounts from the Base Purchase Price.

            (d) Transferee shall then pay One Million Five Hundred Thousand Dollars ($1,500,000) of the remaining portion of the Base Purchase Price by issuing Owner's Shares to Transferor equal to the amount of One Million Five Hundred Thousand Dollars ($1,500,000) provided, however, that such Owner's shares shall be held by Transferee, pursuant to that certain Pledge Agreement, dated as of the Closing Date, by and between Transferor, as Pledgor, and Transferee, as Pledgee, as security for the Transferor's performance, as Tenant under that certain Lease, dated as of the Closing Date, by and between Transferee, as Landlord, and Transferor, as Tenant. The number of Owner's Shares required for such payment shall be the quotient obtained by dividing such One Million Five Hundred Thousand Dollars ($1,500,000) by an amount equal to the daily average of the publicly traded share price for the common stock of the Company (as defined in Section 4.7) for the five (5) days immediately preceding the Closing Date.

            (e) Transferee shall then pay the remainder of the Base Purchase Price in cash to Transferor. Such amount shall be paid by wire transfer from Transferee to Transferor.

                                      ARTICLE 3
                TRANSFEROR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

            To induce Transferee to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Transferor hereby makes the following representations, warranties and covenants with respect to the Property, subject to the

Warranty Disclosure Schedule attached hereto as EXHIBIT P, upon each of which Transferor acknowledges and agrees that Transferee is entitled to rely and has relied:

     3.1 ORGANIZATION AND POWER. Transferor is duly formed or organized, validly existing and in good standing under the laws of the state of its formation and is qualified to transact business in the State and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered by or on behalf of Transferor hereunder.

     3.2 AUTHORIZATION AND EXECUTION. Prior to the end of the Due Diligence Period, this Agreement, and each of the agreements and certificates of Transferor to be delivered to Transferee at Closing as provided in Section 5.1, shall have been duly authorized by all necessary action on the part of Transferor, has been duly executed and delivered by Transferor, constitutes the valid and binding agreement of Transferor and is enforceable against Transferor in accordance with its terms. There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with Transferor's performance of its obligations hereunder. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by Transferor and its representatives and agents.

     3.3 NONCONTRAVENTION. The execution and delivery of, and the performance by Transferor of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Transferor's Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Transferor, or result in the creation of any lien or other encumbrance on any asset of Transferor. There are no outstanding agreements (written or oral) pursuant to which Transferor (or any predecessor to or representative of Transferor) has agreed to contribute or has granted an option or right of first refusal to purchase the Property or any part thereof. Other than the rights of tenants, as tenants only, under any leases of any portion of the Property (copies of which have been provided to Transferee by Transferor and, in connection therewith, Transferee acknowledges receipt of that certain lease dated October 15, 1994 by and between Mystic Creek Golf Club and Total Golf, Inc. respecting a sublease of a portion of the property located at 1303 Commerce Road, Milford, Michigan for a term of ten years, two months), there are no purchase contracts, options or other agreements of any kind, written or oral, recorded or unrecorded, whereby any person or entity other than Transferor will have acquired or will have any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of, all or any portion of the Property. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any interest or profit participation of any kind in the Property or any part thereof.

     3.4 NO SPECIAL TAXES. Transferor has no knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property or any part thereof, including taxes relating to the business of the Property, or any planned public improvements that may result in a special tax or assessment against the Property, that are not otherwise disclosed in the Preliminary Title Report. To the best of Transferor's knowledge, there is not any proposed increase in the assessed valuation of the Real Property for tax purposes (except as may relate to the transfer contemplated by this Agreement).

     3.5 COMPLIANCE WITH EXISTING LAWS. Transferor possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated. Transferor has not misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and Transferor has no knowledge of any change in the circumstances under which any of those Authorizations were obtained that result in their termination, suspension, modification or limitation. Transferor has not taken any action (or failed to take any action), the omission of which would result in the revocation of any of the Authorizations. Transferor has no knowledge, nor has it received notice within the past three years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

     3.6 REAL PROPERTY. To the best of Transferor's knowledge, (i) the Improvements conform in all respects to all legal requirements, (ii) all easements necessary or appropriate for the use or operation of the Property have been obtained, (iii) all contractors and subcontractors retained by Transferor who have performed work on or supplied materials to the Property have been fully paid, or have fully waived all lien rights in connection therewith pursuant to valid, binding, and enforceable lien waivers, copies of which have been provided to Transferee, which copies are hereinafter referred to as the "Specific Lien Waivers", and all materials used at or on the Property have been fully paid for,
(iv) the Improvements have been completed in all material respects in a workmanlike manner of first-class quality, and (v) all equipment necessary or appropriate for the use or operation of the Property has been installed and is presently operative in good working order. Transferor has not received any written notice which is still in effect that there is, and, to the best of Transferor's knowledge, there does not exist, any violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement effecting the Real Property, or any portion thereof.

     3.7 PERSONAL PROPERTY. All of the Tangible Personal Property and Intangible Personal Property being conveyed by Transferor to Transferee is free and clear of all liens and encumbrances and will be so on the Closing Date and Transferor has good, merchantable title thereto and the right to convey same in accordance with the terms of this Agreement.

     3.8 OPERATING AGREEMENTS. Transferor shall provide copies of each of the Operating Agreements to Transferee within ten (10) days of the date hereof and shall also provide Transferee with copies of any summaries or abstracts of such Operating Agreements. Transferor has performed all of its obligations under each of the Operating Agreements and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Operating Agreements. Transferor shall not enter into any new Operating Agreements, supply contract, vending or service contract or other agreements with respect to the Property, nor shall Transferor enter into any agreements modifying the Operating Agreements, unless
(a) any such agreement or modification will not bind Transferee or the Property after the Closing Date, or (b) Transferor has obtained Transferee's prior written consent to such agreement or modification. Transferor acknowledges that Transferee will not assume any of the Operating Agreements and none of the Operating Agreements will be binding on Transferee or the Property after Closing.

     3.9 WARRANTIES AND GUARANTIES. Transferor shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of Transferee.

     3.10 INSURANCE. All of Transferor's insurance policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by Transferor on or before the due date therefor. Transferor shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Transferor's insurance policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. Transferor has not received any notice from any insurance company of any defect or inadequacies in the Property to any part thereof which would adversely affect the insurability of the Property, or which would increase the cost of insurance beyond that which would ordinarily and customarily be charged for similar properties in the vicinity of the Real Property. The Property is fully insured in accordance with prudent and customary practice.

     3.11 CONDEMNATION PROCEEDINGS; ROADWAYS. Transferor has received no notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. Transferor has no knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property. To the best of Transferor's knowledge, no fact or condition exists which would result in the termination or material impairment of access to the Real Property from adjoining public or private streets or ways or which could result in discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services.

     3.12 LITIGATION. Except as disclosed in writing to Transferor, there is no action, suit or proceeding pending or known to be threatened against or affecting Transferor or any of its properties in any court, before any arbitrator or before or by any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Transferor is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of Transferor, (c) could materially and adversely affect the ability of Transferor to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (d) could create a lien on the Property, any part thereof or any interest therein, (e) the subject matter of which concerns any past or present employee of Transferor or its managing agent, or (f) could otherwise adversely materially affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

     3.13 LABOR DISPUTES AND AGREEMENTS. There are no labor disputes pending or, to the best of Transferor's knowledge, threatened as to the operation or maintenance of the Property or any part thereof. Transferor is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. Transferor is not a party to any employment contracts or agreements, other than the Employment Agreements, and neither Transferor nor its managing agent will, between the date hereof and the Closing Date, enter into any new employment contracts or agreements, amend any existing Employment Agreement, except with the prior written consent of Transferee. Transferor acknowledges that Transferee will not assume any of the Employment Agreements. Transferor agrees to indemnify and hold harmless Transferee from any and all claims and damages which Transferee may suffer from the failure of Transferor to comply with the WARN Act and any other applicable employment related laws or ordinances. Transferor has complied with the requirements of the federal Immigration and Reform Control Act respecting the employment of undocumented workers.

     3.14 FINANCIAL INFORMATION. To the best of Transferor's knowledge, all of Transferor's financial information, including, without limitation, all books and records and financial statements, is correct and complete in all material respects and presents accurately the results of the operations of the Property for the periods indicated.

     3.15 ORGANIZATIONAL DOCUMENTS. Transferor's Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

     3.16 OPERATION OF PROPERTY. Transferor covenants, that between the date hereof and the Closing Date, it will (a) operate the Property in the usual, regular and ordinary manner consistent with Transferor's prior practice, (b) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years and (c) use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, partners and employees and preserve its relationships with suppliers and others having business dealings with it. Except as otherwise permitted hereby, from the date hereof until Closing, Transferor shall not take any action or fail to take action the result of which would have a material adverse effect on the Property or Transferee's ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted, or which would cause any of the representations and warranties contained in this Article III to be untrue as of Closing.

            From and after the execution and delivery of this Agreement, Transferor shall not, other than in the ordinary course of business, (a) make any agreements which shall be binding upon Transferee with respect to the Property, or (b) reduce or cause to be reduced any green fees, membership fees, tournament fees, driving range fees or any other charges over which Transferor has operational control. Between the date hereof and the Closing Date, if and to the extent requested by Transferee, Transferor shall deliver to Transferee such periodic information with respect to the above information as Transferor customarily keeps internally for its own use. Transferor agrees that it will operate the Property in accordance with the provisions of this Section 3.16 between the date hereof and the Closing Date. Without limitation of the foregoing, Transferor acknowledges and agrees that it shall obtain Transferee's approval and consent to any proposed amendment and restatement of the Ground Lease, which approval and consent may be withheld in Transferee's sole and absolute discretion, and that Transferor shall not amend or modify the Ground Lease without such consent. Transferor acknowledges that Transferee's interest in the terms and conditions of the Ground Lease goes to the essence of this Agreement and that Transferor's agreement to this provision was a material inducement to Transferee's agreement to enter into this Agreement.

     3.17 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to Transferor.

     3.18 LAND USE. The current use and occupancy of the Property for golfing and all other related purposes (including, without limitation, the sale of merchandise and food and beverages) are permitted as a matter of right as a principal use under all laws and regulations applicable thereto without the necessity of any special use permit, special exception or other special permit, permission or consent and Transferor is not aware of any proposal to change or restrict such use. Transferor has all necessary certificates of occupancy or completion to operate the Property as presently operated and there are no unfulfilled conditions respecting the development of the Property, except that Transferee acknowledges that Transferor is presently in the process of obtaining a certificate of occupancy for the clubhouse, and that such certificate shall be obtained at least ten (10) days prior to the end of the due diligence period.
If Transferor has not received such certificate at least ten (10) days prior to the end of the due diligence period, Transferor shall notify Transferee of such failure and Transferee shall have the option to terminate this agreement. Transferee shall have the option to waive the requirement that Transferor shall obtain such certificate prior to the end of the due diligence period, but such waiver shall not relieve Transferor of the obligation to provide such certificate to Transferee prior to, and as a condition of, to Closing.

     3.19 PUBLIC OFFERING; PREPARATION OF S-11. At Transferee's cost, Transferor shall cooperate in the preparation by an Affiliate of Transferee of a Form S-11 or, if applicable, a Form S-3 under the Securities Act of 1933, as amended, to be filed with the SEC in connection with any public offering (the "Registered Offering"). The Registered Offering shall be for purposes of selling shares of common stock in an Affiliate of Transferee. Transferor shall provide Transferee access to all financial and other information relating to the Property which would be sufficient to enable them to prepare financial statements in conformity with Regulation S-X of the SEC and to enable the Transferee to prepare a registration statement, report or disclosure statement for filing with the SEC. At Transferee's request, Transferor shall provide to Transferee's representatives a signed representation letter sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property.

     3.20 HAZARDOUS SUBSTANCES. Except as may be disclosed in the Phase I environmental assessment report for the Property, to the best of Transferor's knowledge, without inquiry, except for such inquiries as have actually been made, or would be deemed reasonable by a property owner in the normal course of the operation of such property (i) no Hazardous Substances are or have been located on (except in immaterial amounts used in the ordinary course for the operation or maintenance of the Property by Transferor in accordance with all applicable laws), in or under the Property or have been released into the environment, or discharged, placed or disposed of at, on or under the Property;
(ii) no underground storage tanks are, or have been, located at the Property;
(iii) the Property has never been used to store, treat or dispose of Hazardous Substances; and (iv) the Property and its prior uses comply with, and at all times have complied with all applicable Environmental Laws or any other governmental law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Substances. To the best of Transferor's knowledge, without inquiry, except for such inquiries as have actually been made, or would be deemed reasonable by a property owner in the normal course of the operation of such property there currently exist no facts or circumstances that could reasonably be expected to give rise to a material non-compliance with Environmental Laws, material environmental liability or material Environmental Claim.

     3.21 UTILITIES. To the best of Transferor's knowledge, without inquiry, except for such inquiries as have actually been made, or would be deemed reasonable by a property owner in the normal course of the operation of such property all Utilities required for the operation of the Property either enter the Property through adjoining streets, or they pass through adjoining land and do so in accordance with valid public easements or private easements, and all of said Utilities are installed and are in good working order and repair and operating as necessary for the operation of the Property and all installation and connection charges therefor have been paid in full. To the best of Transferor's knowledge, without inquiry, except for such inquiries as have actually been made, or would be deemed reasonable by a property owner in the normal course of the operation of such property the sewage, sanitation, plumbing, water retention and detention, refuse disposal and utility facilities in and on and/or servicing the Real Property are adequate to service the Real
Property as it is currently being used and the Real Property's utilization of such facilities is in compliance with all applicable governmental and environmental protection authorities' laws, rules, regulations and requirements.

     3.22 CURB CUTS. All curb cut street opening permits or licenses required for vehicular access to and from the Property from any adjoining public street have been obtained and paid for and are in full force and effect.

     3.23 LEASED PROPERTY. The Personal Property identified on EXHIBIT C is all of the leased property at the Property, and such exhibit reflects the date of each such lease, the name of the lessor, the name of the lessee, the term of each such lease, the lease payment terms and a description of the property demised by each such lease. All leases of such property are in good standing and free from default.

     3.24 SUFFICIENCY OF CERTAIN ITEMS. The Property, together with the Current Assets, contain an amount of equipment and supplies, which is sufficient to efficiently operate and maintain the Property in the manner in which it is normally operated and maintained.

     3.25 ACCREDITED INVESTOR. Transferor is, as of the date hereof, and as of the Closing Date shall be, an "Accredited Investor". Concurrent herewith Transferor shall execute and deliver to Transferee the Accredited Investor Questionnaire attached hereto as EXHIBIT N.

     Each of the representations, warranties and covenants contained in this
Article III are intended for the benefit of Transferee and any underwriter in the Registered Offering. Each of said representations, warranties and covenants shall survive the Closing for a period of one (1) year, at which time they shall expire unless prior to such time Transferee has made a formal, written claim alleging a breach of one or more of the representations, warranties or covenants. No investigation, audit, inspection, review or the like conducted by or on behalf of Transferee shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that Transferee has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to Transferee to execute this Agreement and to close the transaction contemplated hereby and to pay the Purchase Price to Transferor.

                                      ARTICLE 4
                TRANSFEREE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     To induce Transferor to enter into this Agreement and to contribute the Property, Transferee hereby makes the following representations, warranties and covenants, upon each of which Transferee acknowledges and agrees that Transferor is entitled to rely and has relied:

     4.1 ORGANIZATION AND POWER. Transferee is duly formed or organized, validly existing and in good standing under the laws of the state of its formation and has all requisite powers, all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Transferee hereunder.

     4.2 NONCONTRAVENTION. The execution and delivery of this Agreement and the performance by Transferee of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Partnership Agreement or any agreement, judgment, injunction, order, decree or other instrument binding upon Transferee or result in the creation of any lien or other encumbrance on any asset of Transferee.

     4.3 LITIGATION. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Transferee in any court or before any arbitrator or before any administrative panel or otherwise that (a) could materially and adversely affect the business, financial position or results of operations of Transferee, or (b) could materially and adversely affect the ability of Transferee to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

     4.4 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to Transferee.

     4.5 AUTHORIZATION AND EXECUTION. This Agreement has been, and each of the agreements and certificates of Transferee to be delivered to Transferor at Closing as provided in Section 5.2 will be, duly authorized by all necessary action on the part of Transferee, has been duly executed and delivered by Transferee, constitutes the valid and binding agreement of Transferee and is enforceable against Transferee in accordance with its terms. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by Transferee and its representatives and agents.

     4.6 TRADE NAME. Transferee shall not use the trade name referenced in Recital B(4) in connection with any other property owned by Transferee or any Affiliate of Transferee.

     4.7 PROSPECTUS. Transferee represents and warrants that, as to the final Prospectus of Golf Trust of America, Inc., a Maryland corporation (the "Company"), dated November 4, 1997 (the "Prospectus"), of which Transferor hereby acknowledges receipt, and the documents incorporated therein, and all documents filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Act (collectively, the "Offering Documents"): (i) to the best of Transferee's knowledge, the financial information pertaining to the Transferee and the Company that is contained in the Prospectus is true and correct, (ii) from and after the date of the Prospectus, there have been no material adverse changes in the operations of the Transferee or the Company, and (iii) Transferee and the Company have the power and authority to offer the conversion rights, and to issue the Owner's Shares, to Transferor in accordance with the terms set forth herein or in the Lease.

     4.8 NO MATERIAL MISREPRESENTATIONS. No representation or warranty made by Transferee in this Agreement and no statement or description contained in any Offering Documents provided or delivered by the Transferee to the Transferor contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements and descriptions contained herein or therein not misleading.

     4.9 PARTNERSHIP UNITS ISSUED. Exhibit Q attached hereto is a true, correct, and complete schedule, as of December 1, 1997, of the partnership units issued by the Transferee and the other matters set forth therein. All of the issued and outstanding partnership units referenced therein and all of the partnership units to be issued to Transferor pursuant to this Agreement or the Lease have been or will be duly authorized and validly issued, are or will be fully paid and nonassessable and are owned of record by the Partners and in the amounts set forth on said Exhibit Q, and have been offered, issued, sold and delivered by the Transferee in compliance with applicable federal and state laws, including securities laws. Transferee shall update Exhibit Q as of the Closing Date.

     4.10 RISK FACTORS. Transferor acknowledges and agrees that all of the Offering Documents have either been provided to Transferor or made available to Transferor, and that Transferor is aware that such Offering Documents contain discussion of certain risk factors ("Risk Factors") affecting Transferee, the Company, and their properties. Transferor acknowledges that it has reviewed such Risk Factors and retained independent counsel in connection with its determination to enter into this Agreement and receive the Owner's Shares in accordance with the terms of this Agreement.

                                      ARTICLE 5
                         CONDITIONS AND ADDITIONAL COVENANTS

     5.1 AS TO TRANSFEREE'S OBLIGATIONS. Transferee's obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by Transferor with the following covenants:

            (a) TRANSFEROR'S DELIVERIES. Transferor shall have delivered to or for the benefit of Transferee, as the case may be, on or before the Closing Date, all of the documents and other information required of Transferor pursuant to this Agreement.

            (b) REPRESENTATIONS, WARRANTIES AND COVENANTS. All of Transferor's representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if then made, there shall have occurred no material adverse change in the condition or financial results of the operation of the Property since the date hereof. Transferor shall have performed all of its covenants and other obligations under this Agreement and Transferor shall have executed and delivered to Transferee on the Closing Date a certificate dated as of the Closing Date to the foregoing effect in the form of EXHIBIT O attached hereto.

            (c) TITLE INSURANCE. The Title Company shall have delivered the Owner's Title Policy, subject only to the Permitted Title Exceptions.

            (d) TITLE TO PROPERTY. Transferee shall have determined that Transferor is the sole owner of a good and marketable ground lessee interest to the Real Property and of good and marketable title, or leasehold interest, as the case may be, to the Tangible Personal Property, free and clear of all liens, encumbrances, restrictions, conditions and agreements except for Permitted Title Exceptions. Transferor shall not have taken any action or permitted or suffered any action to be taken by others from the date hereof and through and including the Closing Date that would adversely affect the status of title to the Real Property or to the Tangible Personal Property. All liens of Michigan National Bank existing against any of the Property as of the Closing Date shall be paid out of the amount of the Purchase Price and released at Closing, and no such liens shall constitute Permitted Title Exceptions.

            (e) CONDITION OF PROPERTY. The Real Property and the Tangible Personal Property (including but not limited to the golf course, driving range, putting greens, mechanical systems, plumbing, electrical wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Prior to Closing, Transferor shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property. Transferor shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to Transferee.

            (f) UTILITIES. All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property. Between the date hereof and the Closing Date, Transferor shall have received no notice of any material increase or proposed material increase in the rates charged for the Utilities from the rates in effect as of the date hereof.

            (g) LIQUOR LICENSE. Transferor represents and warrants to Transferee that Transferor presently owns all liquor licenses, alcoholic beverage licenses and other permits and authorizations necessary to operate the restaurant, bars, snack shops and lounges presently located at the Property. In connection therewith, and in order to create a security interest in such licenses in favor of Transferee, Transferor and Transferee, or Transferee's nominee, shall cooperate with each other, and each shall execute such transfer forms, license applications and other documents as may be necessary to create, attach, perfect, and preserve Transferee's security interest in and to the liquor licenses, alcoholic beverage licenses and other Authorizations required hereby. Such efforts shall include the deposit of all such executed transfer forms into an escrow account, with an escrow agreement by and between Transferor and Transferee providing that Transferee shall have the right to possess and file all such documents upon the default of Transferor under this Agreement or the Lease.

            (h) PARTNERSHIP AGREEMENT. Transferor shall have delivered to Transferee a countersigned copy of the Partnership Agreement in a form prepared by Transferee, which shall be in substantially the form attached hereto as EXHIBIT J.

            (i) GOLF COURSE LEASE. An Affiliate of Transferor shall have delivered to Transferee a countersigned copy of the Golf Course Lease in a form prepared by Transferee, which shall be in substantially the form attached hereto as EXHIBIT E.

            (j) APPROVAL BY BOARD OF DIRECTORS. Approval of the Board of Directors of Golf Trust of America, Inc. of the transaction contemplated by this Agreement by an affirmative vote within ten (10) days of the Effective Date.

            (k) SUBORDINATION AGREEMENT. Transferor shall have provided documentation satisfactory to Transferee, in its sole and absolute discretion, that any new lien granted to or asserted by Michigan National Bank ("Bank") against any security held by Transferee shall be expressly subordinate and junior to any lien held by Transferee against such security. Such documentation shall include, without limitation, a subordination agreement executed by the Bank. Nothing in this subsection (k) shall be deemed to constitute a consent by Transferee to any such lien, which consent may be withheld in Transferee's sole and absolute discretion.

     5.2 AS TO TRANSFEROR'S OBLIGATIONS. Transferor's obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by Transferee with the following covenants:

            (a) TRANSFEREE'S DELIVERIES. Transferee shall have delivered to or for the benefit of Transferor, on or before the Closing Date, all of the documents, Owner's Shares and payments required of Transferee pursuant to this Agreement.

            (b) REPRESENTATIONS, WARRANTIES AND COVENANTS. All of Transferee's representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if then made and Transferee shall have performed all of its covenants and other obligations under this Agreement.

            (c) COUNTERSIGNED COPIES OF PARTNERSHIP AGREEMENT AND GOLF COURSE LEASE. Transferee shall have delivered to Transferor countersigned copies of the Partnership Agreement and Golf Course Lease.

Each of the conditions and additional covenants contained in this Section are intended for the benefit of Transferor and may be waived in whole or in part, by Transferor, but only by an instrument in writing signed by Transferor.

     5.3 MUTUAL CONDITIONS PRECEDENT. The obligations of both Transferor and Transferee hereunder are subject to the satisfaction of the following conditions precedent:

            (a) The written approval of this transaction and all the documents contemplated hereby by the City of Dearborn, as the ground lessor under the Ground Lease, together with any and all city council resolutions required to authorize such approval.

            (b) The approval, prior to the end of the Due Diligence Period, of this transaction by the limited partners of Transferor, as required by the limited partnership agreement of Transferor. If such approval is not received by such date, either party hereto shall have the right to terminate this Agreement, provided, however, that if neither party elects to terminate, the Due Diligence Period shall be extended until such approval is received.

                                   ARTICLE 6
                                    CLOSING

     6.1 CLOSING. Closing shall be held at 9:00 a.m., New York time, at the offices of Transferee (or counsel to Transferee) on a date that is ten
(10) days after the expiration of the Due Diligence Period; provided, however, that such ten (10) day period may be extended for an additional twenty (20) days by Transferee, at its sole discretion by providing written notice to Transferor prior to the expiration of such ten (10) day period. If the Closing Date falls on a Saturday, Sunday or other legal holiday, the Closing shall take place on the first following business day thereafter. Possession of the Property shall be delivered to Transferee at Closing, subject only to Permitted Title Exceptions.

     6.2 TRANSFEROR'S DELIVERIES. At Closing, Transferor shall deliver to Transferee all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Transferor and shall be dated as of the Closing Date:

            (a)     The certificate required by Section 5.1(b).

            (b)     The Assignment of Lease.

            (c)     The Bill of Sale - Personal Property.

            (d)     The Partnership Agreement.

            (e)     The Golf Course Lease.

            (f)     Reserved.

            (g) Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy including those endorsements requested by Transferee, and to eliminate the standard exceptions as exceptions thereto, so that the Owner's Title Policy will be subject only to the Permitted Title Exceptions, including, without limitation, an appropriate mechanics' and construction lien, possession and gap affidavit.

            (h)     The FIRPTA Certificate.

            (i) To the extent available, true, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by Transferor and relating to the Property, or any part thereof.

            (j)     Certified copies of Transferor's Organizational Documents.

            (k) Appropriate resolutions of the board of directors or partners, as the case may be, of Transferor, certified by the secretary or an assistant secretary of Transferor or a general partner, as the case may be, together with all other necessary approvals and consents of Transferor, authorizing (i) the execution on behalf of Transferor of this Agreement and the documents to be executed and delivered by Transferor prior to, at or otherwise in connection with Closing, and (ii) the performance by Transferor of its obligations hereunder and under such documents, or appropriate resolutions of the partners of Transferor, as the case may be.

            (l) A valid, final and unconditional certificate of occupancy for the Improvements located on the Real Property, issued by the appropriate Governmental Body allowing for the use of the Real Property as a golf course and permitting the continued operation of the improvements as presently operated.

            (m) Such proof as Transferee may reasonably require with respect to Transferor's compliance (or indemnity with respect to compliance) with the bulk sales laws or similar statutes.

            (n) Copy of each and every existing insurance policy covering the Property and certificates evidencing such coverage.

            (o) To the extent available, a set or copies of the plans and specifications for the Improvements.

            (p) A written instrument executed by Transferor, conveying and transferring to Transferee all of Transferor's right, title and interest in any telephone numbers, fax numbers or internet or electronic mail addresses (if applicable) relating solely to the Property, and, if Transferor maintains a post office box solely with respect to the Property, conveying to Transferee all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

            (q) All current real estate and personal property tax bills in Transferor's possession or under its control.

            (r) All surveys and plot plans of the Real Property in possession of or in the control of Transferor.

            (s) A complete list of all scheduled tournaments, functions and the like, in reasonable detail.

            (t) A list of Transferor's outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due Transferor.

            (u) A pay off statement prepared by any holder of Mortgage Indebtedness setting forth the amount, including accrued interest and prepayment penalties, to pay off the Mortgage Indebtedness.

            (v) Written notice executed by Transferor notifying all interested parties, including all tenants under any leases of the Property, that the Property has been conveyed to Transferee and directing that all payments, inquiries and the like be forwarded to Transferee at the address to be provided by Transferee.

            (w) Any other document or instrument reasonably requested by Transferee with respect to the Property, but excluding an opinion of counsel to Transferor.

     6.3 TRANSFEREE'S DELIVERIES. At Closing, Transferee shall pay or deliver to Transferor the following:

            (a) The cash portion of the Purchase Price by federal funds wire to an account designated by Transferor.

            (b) The non-cash portion of the Purchase Price payable in Owner's Shares issued to Transferor.

            (c) Any other document or instrument reasonably requested by Transferor relating to the transaction contemplated hereby, but excluding an opinion of counsel to Transferee.

     6.4 MUTUAL DELIVERIES. At Closing, Transferee and Transferor shall mutually execute and deliver each to the other:

            (a) A closing statement for Transferor and a closing statement for Transferee (collectively, the "Closing Statements") reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

            (b) In accordance with subsection 5.1(g) hereinabove, such other documents, instruments and undertakings as may be required by the liquor authorities of the State or of any county or municipality or Governmental Body having jurisdiction with respect to the transfer or issue of any liquor licenses or alcoholic beverage licenses or permits for the Property, to the extent not theretofore executed and delivered in order to create, attach, preserve, and perfect a valid, binding and enforceable security interest in and to such licenses in favor of Transferee.

            (c)     The Golf Course Lease.

            (d)     The Partnership Agreement.

            (e) Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel.

     6.5 CLOSING COSTS. Except as is otherwise provided in this Agreement, each party hereto shall pay its own legal fees and expenses, and Transferor shall pay for the cost of a Phase I environmental audit required by Transferee with respect to the Property but for no other audits. All filing fees, if any, for the Assignment of Lease and the real estate transfer, recording or other similar taxes due with respect to the transfer of title and all charges for title insurance premiums shall be paid by Transferor. Transferor shall pay for preparation of the documents to be delivered by Transferor hereunder, and for the releases of any deeds of trust, mortgages and other financing encumbering the Property and for any costs associated with any corrective instruments, and for the cost of any due diligence reports and surveys prepared by or for Transferee with respect to the Property. Transferor shall receive a cash payment at closing to pay for such closing costs as provided in Section 2.3(b).

     6.6 INCOME AND EXPENSE ALLOCATIONS. All income and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with generally accepted accounting principles consistently applied, shall be allocated between Transferor and Transferee (or, at Transferee's election, between Transferor and the lessee under the Golf Course Lease to the extent such income or expenses will be payable by or attributable to such lessee). Transferor shall be entitled to all income and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Transferee shall be entitled to all income and shall be responsible for all expenses for the period of time from, after and including the Closing Date. Such adjustments shall be shown on the Closing Statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the Closing Statements) and shall increase or decrease (as the case may be) the Purchase Price payable by Transferee. Without limiting the generality of the foregoing, the following items of income and expense shall be prorated at Closing:

            (a) Current and prepaid rents or fees, including, without limitation, prepaid Golf Club membership fees, function receipts and other reservation receipts.

            (b)     Real estate and personal property taxes.

            (c) Utility charges (including but not limited to charges for water, sewer and electricity).

            (d) Value of fuel stored on the Property at the price paid for such fuel by Transferor, including any taxes.

            (e) Municipal improvement liens where the work has physically commenced (certified liens) shall be paid by Transferor at Closing. Municipal improvement liens which have been authorized, but where the work has not commenced (pending liens) shall be assumed by Transferee.

            (f)     License and permit fees, where transferable.

            (g) All other income and expenses of the Property, including, but not being limited to such things as restaurant and snack bar income and expenses and the like.

            (h) Such other items as are usually and customarily prorated between Transferees and Transferors of golf course properties in the area in which the Property is located shall be prorated as of the Closing Date.

     6.7 SALES TAXES. Transferor shall be required to pay all sales taxes and like impositions arising from the ownership and operation of the Property currently through the Closing Date.

     6.8    POST-CLOSING ADJUSTMENTS.

            (a) Transferee shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for Transferor, but if Transferee collects same, such amounts will be promptly remitted to Transferor in the form received. Transferee shall receive a credit at Closing for the amount of any security deposits held by Transferor under any lease of any portion of the Property that is being assigned to Transferee in accordance herewith.

            (b) If accurate allocations and prorations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment outside of escrow upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by Transferor or Transferee with respect to the Property after the Closing Date shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. Transferor shall pay at Closing all accrued special assessments and taxes applicable to the Property.

                                   ARTICLE 7
                               GENERAL PROVISIONS

     7.1 CONDEMNATION. In the event of any actual or threatened taking, prior to the Closing Date, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, Transferor shall give written notice thereof to Transferee promptly after Transferor learns or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, Transferee shall have the right to terminate this Agreement pursuant to Section 8.3. If Transferee elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to Transferee at Closing. Transferor will not settle or compromise any such proceeding without Transferee's prior written consent.

     7.2 RISK OF LOSS. The risk of any loss or damage to the Property prior to the Closing Date shall remain upon Transferor. If any such loss or damage occurs prior to Closing, Transferee shall have the right to terminate this Agreement pursuant to Section 8.3. If Transferee elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to Transferee at Closing.

     7.3 REAL ESTATE BROKER. Except for a broker or finder who may have been engaged by Transferor and for whom Transferor accepts sole financial responsibility, and except for any broker or finder who may have been engaged by Transferee and for whom Transferee accepts sole financial responsibility, there is no real estate broker involved in this transaction. Transferee warrants and represents to Transferor that Transferee has not dealt with any other real estate broker in connection with this transaction, nor has Transferee been introduced to the Property or to Transferor by any other real estate broker, and Transferee shall indemnify Transferor and save and hold Transferor harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with Transferee, or as a result of having introduced Transferee to Transferor or to the Property. In like manner, Transferor warrants and represents to Transferee that Transferor has not dealt with any real estate broker in connection with this transaction, nor has Transferor been introduced to Transferee by any real estate broker, and Transferor shall indemnify Transferee and save and hold Transferee harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with Transferor in connection with this transaction. Transferee acknowledges that David J. Dick, an officer of the Transferee, is a licensed California real estate broker but is not acting as a broker in relation to this Agreement.

     7.4 CONFIDENTIALITY. Except as hereinafter provided and except for disclosures required to be made to the City of Dearborn, as ground lessor, and to the limited partners of Transferor, in connection with the obtaining of required consents from such parties, from and after the execution of this Agreement, Transferee and Transferor shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to their respective attorneys, accountants, engineers, surveyors, financiers and bankers. Notwithstanding the foregoing, it is acknowledged that the Company is a public company and will make a public announcement concerning this transaction and that the Company anticipates that it will seek to sell shares of its common stock and other securities (collectively, the "Securities") to the general public pursuant to a public offering and that in connection therewith, Transferee will have the absolute right to market the Securities and prepare and file all necessary or required registration statements and other papers, documents and instruments necessary or required in Transferee's judgment and that of its attorneys and underwriters to file a registration statement with respect to the Securities with the SEC and/or similar state authorities and to cause same to become effective and to disclose therein and thus to its underwriters, to the SEC and/or to similar state authorities and to the public all of the terms, conditions and provisions of this Agreement. The obligations of this Section 7.4 shall survive any termination of this Agreement.

                                   ARTICLE 8
            LIABILITY OF TRANSFEREE; INDEMNIFICATION BY TRANSFEROR;
                               TERMINATION RIGHTS

     8.1 LIABILITY OF TRANSFEREE. Except for any obligation expressly assumed or agreed to be assumed by Transferee hereunder, Transferee does not assume any obligation of Transferor or any liability for claims arising out of any occurrence prior to Closing. Without limitation of the foregoing, Transferor and Transferee agree that Transferee shall not assume the equipment leases of Transferor or pay off any amounts owing thereunder.

     8.2 MUTUAL INDEMNIFICATION. Each party hereto hereby indemnifies and holds the other harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by such damaged party, whether before or after Closing, as a result of any breach by the breaching party of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by such other party pursuant hereto, for a period of one (1) year following the Closing. The provisions of this section shall survive termination of this Agreement by Transferee or Transferor.

     8.3 TERMINATION BY TRANSFEREE. If any condition set forth herein for the benefit of Transferee cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle Transferee to terminate this Agreement and its obligations hereunder, and Transferor fails to cure any such matter within ten (10) business days after notice thereof from Transferee, Transferee, at its option, may elect either (a) to terminate this Agreement and all other rights and obligations of Transferor and Transferee hereunder shall terminate immediately, or (b) to waive its right to terminate (but without waiving any breach or default on the part of Transferor) and, instead, to proceed to Closing. If Transferee terminates this Agreement as a consequence of a misrepresentation or breach of a warranty or covenant by Transferor, or a failure by Transferor to perform its obligations hereunder, then Transferee shall retain all remedies accruing as a result thereof, including, without limitation, specific performance.

     8.4 TERMINATION BY TRANSFEROR. If any condition set forth herein for the benefit of Transferor (other than a default by Transferee) cannot or will not be satisfied prior to Closing, and Transferee fails to cure any such matter within ten (10) business days after notice thereof from Transferor, Transferor may, at its option, elect either (a) to terminate this Agreement, in which event the rights and obligations of Transferor and Transferee hereunder shall terminate immediately, or (b) to waive its right to terminate, and instead, to proceed to Closing. If, prior to Closing, Transferee defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), Transferee shall have ten (10) business days to cure any such default after notice thereof from Transferor. In the event that Transferee fails to cure such default, Transferor shall have a remedy for actual and direct damages, but excluding any remedies of specific performance and punitive damages which Transferor hereby irrevocably waives.

     8.5 COSTS AND ATTORNEYS' FEES. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, arbitration or other form of dispute resolution, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys' fees at trial and all appellate levels.

                                   ARTICLE 9
                            MISCELLANEOUS PROVISIONS

     9.1 COMPLETENESS; MODIFICATION. This Agreement, its exhibits, and schedules constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

     9.2 ASSIGNMENTS. Transferee may assign its rights hereunder to an Affiliate of Transferee without the consent of Transferor. Transferee may not otherwise assign its interest herein without the prior written consent of Transferor. Transferor may not assign any of its rights pursuant to this Agreement without the prior written consent of Transferee, which may be withheld in Transferee's sole and absolute discretion.

     9.3 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     9.4 DAYS. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

     9.5 GOVERNING LAW. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State.

     9.6 COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

     9.7 SEVERABILITY. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     9.8 COSTS. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees of attorneys, engineers and accountants.

     9.9 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as on the Summary Sheet or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

     9.10 INCORPORATION BY REFERENCE. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

     9.11 SURVIVAL. Except as expressly provided in Section 3, all of the representations, warranties, covenants and agreements of Transferor and Transferee made in, or pursuant to, this Agreement shall survive Closing and shall not merge into the Assignment of Lease or any other document or instrument executed and delivered in connection herewith.

     9.12 FURTHER ASSURANCES. Transferor and Transferee each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

     9.13 NO PARTNERSHIP. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Transferor and Transferee specifically established hereby.

     9.14 CONFIDENTIALITY. Any confidential information delivered by Transferor to Transferee hereunder shall be used solely for the purpose of acquiring the Property and Transferee will keep such information confidential; provided Transferee shall have the right to provide such information to its consultants and advisors and to disclose such information as Transferee determines is necessary or appropriate in connection with any public offering of the Securities. If Transferee does not acquire the Property, it shall deliver to Transferor copies of all proprietary information delivered to Transferee by Transferor. Transferor agrees to keep confidential the terms and conditions of this Agreement; provided, Transferor shall have the right to provide such information to its consultants and advisors.

                                   ARTICLE 10
                                 ESCROW DEPOSIT

     10.1 DEPOSIT. By letter dated November 20, 1997, Transferee deposited with First American Title Insurance Company the sum of $25,000.00 (the "Deposit"), to be released at the sole instruction of Transferee. Upon Transferee's receipt of three (3) fully executed originals of this Agreement, Transferee shall transfer such Deposit to a joint escrow, to be released at the mutual instruction of Transferor and Transferee, subject to the terms of this Agreement. If Transferee terminates this Agreement prior to the end of the Due Diligence Period, the Deposit shall be returned to Transferee. If Transferee does not terminate this Agreement prior to the end of the Due Diligence Period, but does not close, then, upon notice from Transferee that it has elected not to close or upon a default by Transferee under this Agreement, the Deposit shall be paid over to Transferor and Transferor shall have all remedies specified in Section 8.4.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, Transferor and Transferee have hereunder affixed their signatures to this Contribution and Leaseback Agreement on the date first written above.

                              "TRANSFEREE"

                              GOLF TRUST OF AMERICA, L.P., A DELAWARE LIMITED PARTNERSHIP

                              By:  GTA GP, Inc. a Maryland corporation
                              Its: General Partner


                                   By: /s/ W. Bradley Blair
                                       ----------------------------------
                                   Its: President
                                        ---------------------------------


                              "TRANSFEROR"

                              MYSTIC CREEK GOLF CLUB, L.P., A
                              MICHIGAN LIMITED PARTNERSHIP

                              By:  Foremost Golf Ventures Limited Liability
                                   Company
                              Its: General Partner


                                   By:  Total Golf, Inc., a Michigan corporation
                                   Its: Member

                                        By: /s/ James R. Dewlig
                                           ---------------------------------
                                        Its: President
                                             -------------------------------


                                   By:  The Slavik Co., a Michigan corporation
                                   Its: Member

                                        By: /s/ Stephan P. Slavik, Sr.
                                           ---------------------------------
                                        Its: President
                                             -------------------------------